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EXHIBIT 99.2


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                                  NETGURU, INC.
                          FISCAL 2004 YEAR END RESULTS
                                 CONFERENCE CALL
                               LEADER: SANTANU DAS
                           MAY 26, 2004; 1:30 P.M. PDT
                             CONFERENCE ID # 7653955





                       DATE OF TRANSCRIPTION: MAY 29, 2004



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NETGURU, INC.
ID# 7653955                                                              PAGE 2


Operator:         Ladies and gentlemen, thank you for standing by. Welcome to the Netguru Fiscal 2004 Fourth Quarter and year-end results teleconference. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. At that time, we will provide instructions for those interested in entering the queue for a Q&A. As a reminder, this conference is being recorded today, May 26th, 2004 at the request of netGuru. This conference call will be archived and available for up to one year via the Internet on the Company's website at www.netguru.com under the Investor Relations link.

                  Representing the company today are Santanu Das, Chief Operating Officer; and Bruce Nelson, Chief Financial Officer. Before I turn the call over to netGuru's management the Company has requested that I read the following Safe Harbor Statement.

                  Some portions of this conference call may include forward-looking statements within the meaning of and pursuant to the Safety Harbor Provision of federal law securities law. Forward-looking statements are all statements that are not strictly statements of historical fact, such as statements regarding future events our future financial performance and projections, as well as management's plans, goals, strategies, expectations, hopes and beliefs. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained, projected, or implied in the forward-looking statements. These risks, uncertainties, and other factors are identified in the Company's reports and filings with the Securities and Exchange Commission including the Company's most recent Form 10-KSB and Form 10-QSB.

                  This concludes the Safe Harbor statement. I would now like to turn the conference over to Santanu Das. Please go ahead, sir.

Santanu Das:      Thank you. Good afternoon everybody and thank you for
                  joining us on this momentous day for Netguru. After our management change at the end of the third quarter we wanted the entire company to focus on two key items, profitability and accountability. Although the latter is an extension of the former we wanted each of our satellite offices to concentration on cost reduction and simultaneously increase our engineering business through services and other vertical




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NETGURU, INC.
ID# 7653955                                                              PAGE 3


                  markets. By jettison our non-core competent businesses like our travel subsidiary we have successfully implemented a growth model, which addresses various facets of the engineering design chain.

                  I am pleased to report that Q4 was a great example of our efforts as we have showed positive operating income. This is a defining step for us as we continue to be the world leader in providing engineering software and services. Sales of our engineering software in which Netguru has been the leader for more than 21 years continued to increase in Q4 primarily due to the release of the next generation of flagship engineering software suite, STAAD.Pro 2004, as well as revenues arising from our OEM relationship with companies such as Tekla and LARSA. We see coming into fruition new channels of revenue from the bridge and building industries, which were never accessible through our generic line of software. Part of our strategy is to continue pursuing alliance with major software companies with large distribution channels in specific engineering markets. Our goal is to embed our proprietary software into their products for even broader sales opportunities beyond the product reach itself.

                  Our collaborative vision has taken the same approach with companies like FileNet to build a solution and for the architectural engineering and construction industry where both parties can take advantage our 19,000 clients worldwide. We are planning a launch of this combined solution later this summer. One of the most exciting areas of growth is our new BPO model, Business Process Outsourcing, for the engineering industry. We have augmented our traditional domestic IT services division with a back office in India, which will be catering to the production of various engineering drawings for the steel and concrete engineering market. In the next few weeks we will be announcing the first of several guaranteed projects that will produce a backlog of jobs for the next few years.

                  The increasing trend toward outsourcing offers a very timely opportunity for netGuru as we leverage our own collaborative and telephony technology to create a technical BPO geared for engineers and not just ordinary consumers. With the operations



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NETGURU, INC.
ID# 7653955                                                              PAGE 4


                  running out of India we will continue to drive down costs and offer shareholders the best return on their investment. Amrit Das, Chief Executive Officer and Chairman of netGuru, is currently stationed our India headquarters to provide the implementation of the new BPO, as well as establish more R&D and technical support personnel so our other officers can concentrate on sales.

                  Now, just in summary of some of the operations that I'd like to highlight is obviously the OEM relationships that we have with some our solution partners. This enables us to go into vertical disciplines like the bridge construction industry such as steel detailing, concrete detailing, and building modeling industries. This has actually generated new revenues for us, which we're pretty excited about because of the fact that it allows us to go into different places where we really couldn't go before. Our model is kind of comparable to where Intel has had the "Intel inside" model. It doesn't matter if they have IBM or Dell or HP computers, we're going to be inside no matter what discipline you go through.

                  The same approach has been taken to eReview. With companies such as FileNet and other AEC document management companies where we're basically just embedding our collaborative view and mark up component into these solutions and then introducing them the engineering discipline. We've seen some nice returns on this, especially in the last quarter from companies such as GAIL out of India, which is a large government agency which is the gas agency actually that runs the gas market over in India, as well as an engineering company such as Ayala out of the Philippines as well.

                  The BPO obviously is a very exciting component to us. We are not displacing any of the U.S. detailing companies. We're not taking away any jobs. Actually, what we're doing is simply augment their production facilities. They come to us to basically act as their back end office. We take on more jobs for them; we give them higher margins, higher yields, and we can turn around the jobs much faster since we have engineers doing the work rather than draft people. So this is something that really just supplements our business and does not take away anything from the existing infrastructure.



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NETGURU, INC.
ID# 7653955                                                              PAGE 5


                  Bruce Nelson, netGuru's Chief Financial Officer will now discuss the Company's positive financial statements for Q4, as well as the year-end results. Bruce.

Bruce Nelson:     Thank you Santanu. I'm very pleased to report that for the fourth quarter we have a net income of $77,000, and this is compared to a loss of $1.5 million for the same period in the previous year. Total revenue for the quarter was $5 million as compared to $4.6 million for the previous year, and it should be noted that our engineering collaborative service software increased revenue to $3.5 million from $2.8 million in the previous year. Our gross profit increased dramatically to $3.5 million as compared to $2.9 million in the previous year. Our total operating expenses totaled $3.5 million as compared to $4.2 million, and our operating income was $14,000 for the quarter as compared to a loss of $1.3 million in the previous year. SG&A costs decreased to $2.8 million compared to $3.2 million for the same quarter in the previous year.

                  For the entire year, our net loss for the year was $3.1 million as compared to $10.5 million in the previous year. Total revenues for the year totaled $17.7 million as compared to $18.3 million. And our gross profit was $12 million as compared to $10.4 million in the previous year. SG&A decreased to $11.2 million as compared to $11.4 million in the previous year.

                  We're very happy to report our progress this quarter. We're ready to accept any questions you may have. Does anyone have any questions we may answer now?

Operator:         At this time, if you would like to ask a question, please
                  press "*" then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. There are no questions at this time.

Santanu Das:      Okay. Then, in summary, we'd just like to wrap up that the management efforts in Q4 was to get the Company profitable not only on a cash basis but also on an operating income basis. We have done that. We have reported one-cent earnings on a diluted basis for EPS. We're very excited about that. It lays a nice foundation for the future for us to be profitable in



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NETGURU, INC.
ID# 7653955                                                              PAGE 6


                  fiscal year 2005 as well. We will be announcing very soon some major projects that have been awarded to Netguru for services in the engineering industry, and so we're excited to introduce those when those are applicable. So, if there are no other questions, we'd like to end this meeting and talk to you guys next time.

Operator:         Thank you, ladies and gentlemen. That concludes today's
                  conference call. At this time you may disconnect your line.

[END CONFERENCE CALL]